Exhibit 11.  Computation of Net Income (Loss) Per Share.

	TRANSTECH INDUSTRIES, INC.
	COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                              Years Ended
                                              December 31,
BASIC:                                      2007        2006
Weighted Average Common Shares
  Outstanding                            2,979,190    2,979,190

Net Income (Loss)                      $  (816,000) $   630,000

Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                 $ (.27)      $  .21

DILUTED:
Weighted Average Common
    Shares Outstanding                   2,979,190    2,979,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,979,190    2,979,190

Net Income (Loss)                      $  (816,000)     630,000


Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                 $ (.27)      $  .21